UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 21, 2006

CORNERSTONE CORE PROPERTIES REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-121238	33-0827161
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

We have entered into a definitive agreement (the “Agreement”) to purchase an existing multi-tenant industrial property known as the 20100 Western Avenue from WESCO Harbor Gateway, L.P, a non-related party, for a purchase price of $19.65 million. As of November 21, 2006, our right to terminate the agreement without penalty expired and our initial deposit became non refundable.

The property consists of approximately 116,223 square feet of leasable space in a single-story building located on approximately 6.3 acres of land in Torrance, California.  The property is currently 77% leased at an average annual rent of $11.62 per square foot to 4 tenants whose spaces range in size from approximately 29,800 square feet to approximately 11,700 square feet. A lease is currently under negotiation that would bring occupancy of the property to 100%, however, there can be no assurance that this lease will be executed. Tenants of the property are engaged in varying businesses including real estate services, construction and engineering and distribution.

20100 Western Avenue is situated in the master-planned Harbor Gateway Business Center, minutes away from the ports of Los Angeles and Long Beach and Los Angeles International Airport. It is ideally located to capitalized on the very strong South Bay industrial market. According to CB Richard Ellis, the South Bay industrial market is one of the strongest industrial markets in the United States with a second quarter 2006 vacancy rate of 1.8%.  The CB Richard Ellis second quarter South Bay Industrial Overview states that average lease rentals in the South Bay have increased by 25% to 30% over the last 12 months and that low vacancy rates will translate into continued escalation of rents and property values.

Each of the tenants occupies over 10% of the rentable square footage of the property.  The following table sets forth lease expiration information for the next ten years.

		Approx		Percent of	Percent of
	No of	Amount of	Base Rent of	Total Leaseable	Total
Year Ending	Leases	Expiring Leases	Expiring Leases	Area Expiring	Annual Base
31-Dec	Expiring	(Sq. Feet)	(Annual $)%		Rent Expiring

2006	0	0	0	0.0%	0.0%
2007	1	11,722	108,864	10.1%	10.4%
2008	0	0	0	0.0%	0.0%
2009	1	22,068	169,104	19.0%	16.2%
2010	0	0	0	0.0%	0.0%
2011	2	55,917	764,268	48.1%	73.3%

Average annual lease rates and occupancy percentages for the last five years are as set forth below:

	Average Lease Rate
	Per Total	Average Annual
Year Ending	Square Foot	Occupancy
31-Dec	(Annual $)	(%)

2005	$10.97	100%
2004	$10.56	100%
2003	$10.40	100%
2002	$10.30	100%
2001	$6.26	71%

In evaluating this property as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of net rental income, location, demographics, physical condition, tenant mix, quality of tenants, length of leases, price per square foot and occupancy and analyzed how the property compares to comparable properties in its market.

For federal income tax purposes, the depreciable basis of the property is estimated at approximately $8.9 million which is subject to final adjustment.  The depreciation expense will be calculated using the straight-line method based upon an estimated useful life of 39 years for the building improvement costs and the related lease term for the tenant improvements.  Leasing commissions will be amortized over the initial term of the related leases.  The real estate tax rate is 1.16%, and annual real estate taxes are projected to be approximately $127,000 for the initial year subsequent to the purchase.

In connection with the Agreement, we paid a $500,000 deposit to an escrow, and under the terms of the Agreement, we are obligated to pay certain closing costs, including, but not limited to attorney fees, certain title insurance premiums, survey costs, recording costs and one-half of the escrow charges.  The Agreement closing date is December 2006.  Although substantially all contingencies have been satisfied and we expect to close in accordance with the terms of the Agreement, there can be no assurance that events will not arise that could prevent us from acquiring the property.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1                           Purchase and Sale Agreement by and between the registrant and WESCO Harbor Gateway, L.P. dated November 1, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: November 28, 2006	By:	/s/ TERRY G. ROUSSEL
Terry G. Roussel,
Chief Executive Officer